EX-28.d.4.u.1

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND JANUS HENDERSON INVESTORS US LLC (f/k/a JANUS CAPITAL MANAGEMENT LLC)

Effective July 18, 2022*

Funds of the Trust	Subadvisory Fees
Nationwide Multi-Cap Portfolio	0.10% on all Subadviser Assets

Nationwide Janus Henderson Overseas Fund (formerly, Nationwide AllianzGI International Growth Fund)	0.35% on Subadviser Assets up to $200 million; 0.33% on Subadviser Assets of $200 million and more but less than $500 million; and 0.30% on Subadviser Assets of $500 million and more

*	As approved at the Board of Trustees Meeting held on July 13, 2022

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, Chief Investment Officer

SUBADVISER
JANUS HENDERSON INVESTORS US LLC

By:	/s/ Russ Shipman
Name:	Russ Shipman
Title:	Head of Retirement Sales and Strategy